Supplement Dated December 15, 2000                                Rule 424(b)(3)
(To Prospectus Dated March 3, 2000)                           File No. 333-31166

                     GENERAL MOTORS ACCEPTANCE CORPORATION

                       Medium-Term Notes - Floating Rate

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Agent:                       Morgan Stanley, Salomon Smith Barney, Lehman
                                          Brothers, Bears Stearns

Principal Amount:            $275,000,000.00
Agent's Discount

  or Commission:             $255,750.00
Net Proceeds to Company:     $274,744,250.00

Initial Interest Rate:       Reset on the Issue Date (also an Interest
                                  Reset Date).

Issue Date:                  01/17/01
Maturity Date:               01/17/03

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Calculation Agent:  GMAC

Interest Calculation:
         /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          /X/ Federal Funds Rate
                           / / LIBOR (see below)   / / Treasury Rate
                           / / Other

                                 (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        / / Telerate Page: 3750

Interest Reset Dates: Each Business Day to but excluding Maturity Date, commencing Jan 17, 2001.

Interest Payment Dates: Each Jan 17, Apr 17, Jul 17, and Oct 17 commencing on Apr 17, 2001 and ending Jan 17, 2003.

Index Maturity:         1 day
Spread (+/-):           +.64%

Day Count Convention:

      /X/ Actual/360 for the period from 01/17/01 to 01/17/03
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /

Redemption:

      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%

          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.


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Repayment:

      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):

          Repayment Price:    %

Currency:

      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:   /X/  Book-Entry                / /  Certificated

Other: /X/  Principal                 / /  Agent



                                  OTHER TERMS

         The Interest Determination Date with respect to each Interest Reset Date will be the Business Day immediately preceding such Interest Reset Date. The Federal Funds Rate for each Interest Period will be determined by the
Calculation   Agent  (as  defined  below)  in  accordance   with  the  following
provisions.

         Interest payable on the Notes will include interest accrued from and including the Issue Date or from and including the last Interest Payment Date to which interest has been paid to, but excluding, the next succeeding Interest Payment Date, or Maturity Date, as the case may be.

         All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the holders of the Notes.